QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement filed under Form S-1 of our report dated March 21, 2003, except for the first paragraph of Note 10 as to which the date is March 28, 2003, relating to the consolidated financial statements of The Immune Response Corporation as of and for the years ended December 31, 2002 and 2001, which is contained in this Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
Costa Mesa, California

June 13, 2003

QuickLinks

  Exhibit 23.1